THIS DOCUMENT IS A COPY FROM THE FORM SE THAT WAS FILED ON MARCH 31, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.


EXHIBIT 10-BB
-------------
(C-XIV)














                   AGREEMENT OF LIMITED PARTNERSHIP

                                  OF

                 237/1290 LOWER TIER ASSOCIATES, L.P.



























                     Dated as of October 10, 1996




                           TABLE OF CONTENTS


                                                                 Page

ARTICLE 1       EFFECTIVENESS OF AGREEMENT. . . . . . . . . . .     1

ARTICLE 2       DEFINED TERMS . . . . . . . . . . . . . . . . .     1

ARTICLE 3       ORGANIZATIONAL MATTERS. . . . . . . . . . . . .    16
  SECTION 3.1   Formation . . . . . . . . . . . . . . . . . . .    16
  Section 3.2   Name. . . . . . . . . . . . . . . . . . . . . .    17
  Section 3.3   Registered Office and Agent; Principal Office .    17
  Section 3.4   Power of Attorney . . . . . . . . . . . . . . .    17
  Section 3.5   Term. . . . . . . . . . . . . . . . . . . . . .    19

ARTICLE 4       PURPOSE . . . . . . . . . . . . . . . . . . . .    19
  Section 4.1   Purpose and Business. . . . . . . . . . . . . .    19
  Section 4.2   Powers. . . . . . . . . . . . . . . . . . . . .    19

ARTICLE 5       CAPITAL CONTRIBUTIONS . . . . . . . . . . . . .    20
  Section 5.1   Capital Contributions of the Partners . . . . .    20
  Section 5.2   Additional Funds; Restrictions on
                General Partner . . . . . . . . . . . . . . . .    20
  Section 5.3   Issuance of Additional Partnership Interests;
                Admission of Additional Limited Partners. . . .    21
  Section 5.4   No Third Party Beneficiary. . . . . . . . . . .    21
  Section 5.5   No Interest; No Return. . . . . . . . . . . . .    21
  Section 5.6   No Preemptive Rights. . . . . . . . . . . . . .    21

ARTICLE 6       DISTRIBUTIONS . . . . . . . . . . . . . . . . .    22

ARTICLE 7       ALLOCATIONS . . . . . . . . . . . . . . . . . .    23

ARTICLE 8       MANAGEMENT AND OPERATIONS OF BUSINESS . . . . .    23
  Section 8.1   Management. . . . . . . . . . . . . . . . . . .    23
  Section 8.2   Certificate of Limited Partnership. . . . . . .    28
  Section 8.3   Reimbursement of the General Partner. . . . . .    28
  Section 8.4   Outside Activities of the General Partner . . .    28
  Section 8.5   Contracts with Affiliates . . . . . . . . . . .    29
  Section 8.6   Indemnification . . . . . . . . . . . . . . . .    29
  Section 8.7   Liability of the General Partner. . . . . . . .    31
  Section 8.8   Other Matters Concerning the General Partner. .    32
  Section 8.9   Title to Partnership Assets . . . . . . . . . .    32
  Section 8.10  Reliance by Third Parties . . . . . . . . . . .    33

























                                   i




                                                                 Page

ARTICLE 9       RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS. . .    33
  Section 9.1   Limitation of Liability . . . . . . . . . . . .    33
  Section 9.2   Management of Business. . . . . . . . . . . . .    34
  Section 9.3   Outside Activities of Limited Partners. . . . .    34
  Section 9.4   Return of Capital . . . . . . . . . . . . . . .    34
  Section 9.5   Rights of Limited Partners Relating
                to the Partnership. . . . . . . . . . . . . . .    35

ARTICLE 10      BOOKS, RECORDS, ACCOUNTING AND REPORTS. . . . .    36
  Section 10.1  Records and Accounting. . . . . . . . . . . . .    36
  Section 10.2  Fiscal Year . . . . . . . . . . . . . . . . . .    36
  Section 10.3  Reports . . . . . . . . . . . . . . . . . . . .    36

ARTICLE 11      TAX MATTERS . . . . . . . . . . . . . . . . . .    37
  Section 11.1  Preparation of Tax Returns. . . . . . . . . . .    37
  Section 11.2  Tax Elections . . . . . . . . . . . . . . . . .    37
  Section 11.3  Tax Matters Partner . . . . . . . . . . . . . .    37
  Section 11.4  Organization Expenses . . . . . . . . . . . . .    38
  Section 11.5  Withholding . . . . . . . . . . . . . . . . . .    38

ARTICLE 12      TRANSFERS AND WITHDRAWALS . . . . . . . . . . .    38
  Section 12.1  Transfer. . . . . . . . . . . . . . . . . . . .    38
  Section 12.2  General Partner's Purchase Right;
                Limited Partner's Put Rights. . . . . . . . . .    39
  Section 12.3  Transfer of the General Partner Interest. . . .    41
  Section 12.4  Limited Partners' Rights to Transfer. . . . . .    41
  Section 12.5  Substituted Limited Partners. . . . . . . . . .    41
  Section 12.6  Intentionally Omitted . . . . . . . . . . . . .    42
  Section 12.7  General Provisions. . . . . . . . . . . . . . .    42

ARTICLE 13      ADMISSION OF PARTNERS . . . . . . . . . . . . .    43
  Section 13.1  Admission of Successor General Partner. . . . .    43
  Section 13.2  Admission of Additional Limited Partners. . . .    43
  Section 13.3  Amendment of Agreement and Certificate of
                Limited Partnership . . . . . . . . . . . . . .    44

ARTICLE 14      DISSOLUTION, LIQUIDATION AND TERMINATION. . . .    44
  Section 14.1  Dissolution . . . . . . . . . . . . . . . . . .    44
  Section 14.2  Winding Up. . . . . . . . . . . . . . . . . . .    45
  Section 14.3  No Obligation to Contribute Deficit . . . . . .    47
  Section 14.4  Rights of Limited Partners. . . . . . . . . . .    47
  Section 14.5  Notice of Dissolution . . . . . . . . . . . . .    47
  Section 14.6  Termination of Partnership and Cancellation
                of Certificate of Limited Partnership . . . . .    47
  Section 14.7  Reasonable Time for Winding-Up. . . . . . . . .    47























                                  ii




                                                                 Page

  Section 14.8  Waiver of Partition . . . . . . . . . . . . . .    48

ARTICLE 15      AMENDMENT OF PARTNERSHIP AGREEMENT;
                MEETINGS. . . . . . . . . . . . . . . . . . . .    48
  Section 15.1  Amendments. . . . . . . . . . . . . . . . . . .    48
  Section 15.2  Meetings of the Partners. . . . . . . . . . . .    49

ARTICLE 16      GENERAL PROVISIONS. . . . . . . . . . . . . . .    50
  Section 16.1  Addresses and Notice. . . . . . . . . . . . . .    50
  Section 16.2  Titles and Captions . . . . . . . . . . . . . .    50
  Section 16.3  Pronouns and Plurals. . . . . . . . . . . . . .    50
  Section 16.4  Further Action. . . . . . . . . . . . . . . . .    50
  Section 16.5  Binding Effect. . . . . . . . . . . . . . . . .    51
  Section 16.6  Creditors . . . . . . . . . . . . . . . . . . .    51
  Section 16.7  Waiver. . . . . . . . . . . . . . . . . . . . .    51
  Section 16.8  Counterparts. . . . . . . . . . . . . . . . . .    51
  Section 16.9  Applicable Law. . . . . . . . . . . . . . . . .    51
  Section 16.10 Invalidity of Provisions. . . . . . . . . . . .    51
  Section 16.11 Entire Agreement. . . . . . . . . . . . . . . .    52



EXHIBITS
Exhibit A  -    Allocations
Exhibit B  -    Partners' Contributions and Partnership Interests
Exhibit C  -    Indemnity Agreement










































                                  iii




                   AGREEMENT OF LIMITED PARTNERSHIP
                                  OF
                    237/1290 LOWER TIER ASSOCIATES



           THIS AGREEMENT OF LIMITED PARTNERSHIP OF 237/1290 LOWER TIER ASSOCIATES, L.P. (the "Partnership"), dated as of October 10, 1996 (this "Agreement"), is entered into by and between Metropolis Realty Trust, Inc., a Maryland corporation, as general partner (the "General Partner") and 237/1290 Upper Tier Associates, L.P., a Delaware limited partnership, as limited partner (the "Limited Partner").

           WHEREAS, the parties hereto desire to form a Delaware limited partnership under the Revised Uniform Limited Partnership Act of the State of Delaware and in accordance with the terms and conditions of the Joint Plan of Reorganization of 237 Park Avenue Associates, L.L.C. and 1290 Associates, L.L.C. (collectively, the "Debtors"), filed under title 11 of the United States Code, 11 U.S.C. Sections 101 ET SEQ. (the "Plan"); and

           WHEREAS, the General Partner and the Partnership are parties to the GP Contribution Agreement (as hereinafter defined) pursuant to which, among other things, the General Partner will contribute to the Partnership the Contributed Debt (as hereinafter defined); and

           WHEREAS, the Limited Partner and the Partnership are parties to the LP Contribution Agreements (as hereinafter defined) pursuant to which, among other things, the Limited Partner will contribute to the Partnership the Initial LP Contributed Property (as hereinafter defined).

     NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:


                               ARTICLE 1
                      EFFECTIVENESS OF AGREEMENT

           This Agreement shall become effective on the Effective Date (as hereinafter defined).


                               ARTICLE 2
                             DEFINED TERMS

           The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.



























           "ACT" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

           "ADDITIONAL LIMITED PARTNER" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 5.3 hereof and who is shown as such on the books and records of the Partnership.

           "ADJUSTED CAPITAL ACCOUNT DEFICIT" means with respect to any Partner, the negative balance, if any, in such Partner's Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:

           (a) credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-
1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to beobligated to restore to the Partnership pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

           (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.


           "ADJUSTED GP CONTRIBUTION" means as of any time such amount is being determined, the aggregate Capital Contributions made by the General Partner to the Partnership plus the Preference Amount reduced by the total distributions previously made to such Partner pursuant to paragraphs 4(a)(ii), 4(b)(ii) and 4(b)(v) of Exhibit A.

           "ADVERSE TRANSACTION" means (i) any sale, disposition, transfer or exchange of the Properties or the Property Owning Partnership Interests,
(ii) any release, discharge or reduction of non-recourse indebtedness of the Property Owning Partnerships (other than through payment of scheduled amortization, actions taken by a secured lender such as application of insurance proceeds or condemnation awards or the exercise of remedies, or in the case where the released indebtedness is concurrently being replaced pay with other non-recourse indebtedness complying with clause(B) below),
(iii) any distribution of Partnership assets (other than distributions of cash and other distributions by the Partnership and the Property Owning Partnerships, in each case, in the ordinary course of business), or (iv) any other transaction or agreement to which any of the Partnership and the Property Owning Partnerships is a party, if as a result of any such transaction or agreement described in (i), (ii), (iii), or (iv) above, JMB LP as a partner in the Upper Tier Limited Partnership would be required to recognize a material amount of taxable income or gain prior to the Approval Right Termination Date. Adverse Transactions shall specifically exclude
(A) Partnership income derived in the ordinary course of the Partnership's and the Property Owning Partnerships' business, (B) non-recourse refinancing of the Properties on commercially reasonable terms in an aggregate amount equal to not less than the lesser of $325,000,000 or the amortized balance of the then existing non-recourse financing encumbering the Properties (utilizing an amortization schedule no shorter than twenty
(20) years), (C) payment of amortization on non-recourse financing encumbering the Properties, provided that the outstanding balance of such financing is not reduced below $325,000,000, in the aggregate, as such amount would be reduced between the date hereof and the Approval Right Termination Date assuming such amount is amortized based on a twenty (20) year amortization schedule and except as otherwise provided in the parenthetical of clause (ii) above (i.e. actions taken by a secured lender such as application of insurance proceeds or condemnation awards or the exercise of remedies, or in the case where released indebtedness is concurrently being replaced with other non-recourse indebtedness complying with clause (B) above), (D) the consummation of the transactions described in the Plan (i.e., the property transfers and the issuance of the securities provided therein), (E) a transfer of the Properties pursuant to an involuntary foreclosure or similar action arising from a default by the Property Owning Partnerships with respect to their obligations under their indebtedness, and (F) a transfer of the Properties pursuant to a consensual foreclosure or similar action (including, without limitation, a deed in lieu of foreclosure) arising from a default by the Property Owning Partnerships with respect to their obligations under their indebtedness provided that in the case of a consensual foreclosure or deed in lieu of foreclosure by reason of default under the New Notes (as defined in the Plan) the default is a bona fide default and the foreclosure or deed in lieu of foreclosure is not a collusive transaction between the holders of the New Notes and the General Partner attributable to any commonality of ownership between the beneficial ownership of the New Notes and the General Partner. As used in clause (F) above, the term New Notes shall include refinancings in which there is a commonality of ownership between the holder of such financing and the General Partner similar to that anticipated with respect to the New Notes.

           "AFFILIATE" means, (a) with respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or (b) with respect to any Entity, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, any such Entity.

           "AGREEMENT" means this Agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

           "APPROVAL RIGHT TERMINATION DATE" shall mean the earliest of
(i) January 2, 2001, (ii) the date on which the Upper Tier Limited Partnership no longer holds any Partnership Interest as a result of the authorized exercise of the Purchase Right or the Put Right pursuant to Sections 12.2A or 12.2C of this Agreement or pursuant to such other transaction which does not constitute an Adverse Transaction, (iii) the date on which the Partnership no longer holds the Property Owning Partnership Interests pursuant to a transaction which does not constitute an Adverse Transaction, (iv) the date on which JMB LP no longer holds any partnership interest in the Upper Tier Limited Partnership, and (v) the Default Date.

           "ASSIGNEE" means a Person to whom Limited Partner Interests have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 12.6.

           "ASSET MANAGEMENT AGREEMENT" means this Asset Management Agreement, date the date hereof, between the REIT and Victor Capital Group, L.P., providing for the overall oversight of the property of the REIT, as same may be amended, and any substitutions or replacements therefor.

           "AVAILABLE CASH" means, with respect to the applicable period of measurement (i.e. any period beginning on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the prior calculation of Available Cash for or with respect to which a distribution has made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation) the excess, if any, as of such date, of (a) the gross cash receipts of the Partnership for such period from all sources whatsoever, including, without limitation, the following:

           (i) all rents, revenues, income and proceeds derived by the Partnership from its operations, including, without limitation, distributions received by the Partnership from any Entity in which Partnership has an interest; (ii) all proceeds and revenues received by the Partnership on account of any sales of property of the Partnership or any Entity in which the Partnership has an interest or as a refinancing of or payments of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by the Partnership or any Entity in which the Partnership has an interest or financings or refinancings of any property of the Partnership or any Entity in which the Partnership has an interest; (iii) the amount of any insurance proceeds and condemnation awards received by the Partnership; (iv) all cash capital contributions or loans received by the Partnership from its Partners; (v) all cash amounts previously reserved by the Partnership, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved; and (vi) the proceeds of liquidations of the Partnership's property in accordance with this Agreement, over (b) the sum of:

           (i) all operating costs and expenses, including costs relating to tenant improvements, brokerage expenses, taxes and other expenses of the Properties, of the Partnership and capital expenditures made during such period (without deduction, however, for any capital expenditures from reserves described in (viii) below) by the Partnership or any Entity in which the Partnership has an interests; (ii) all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of property of the Partnership or any Entity in which the

     Partnership has an interest or the recovery of insurance or condemnation proceeds; (iii) all fees provided for under this Agreement, the Property Owning Partnership Agreements, and the Property Management and Leasing Agreements; (iv) all debt service, (including principal and interest, paid during such period on all indebtedness under any line of credit) of the Partnership or any Entity in which the Partnership has an interest; (v) all capital contributions, advances, reimbursements or similar payments made to any Entity in which the Partnership has an interest; (vi) all loans made by the Partnership in accordance with the terms of this Agreement; (vii) all reimbursements to the General Partner or its Affiliates during such period; and (viii) any new reserves or increases in reserves reasonably determined by the General Partner to be necessary for working capital, capital improvements, payments of periodic expenditures, debt service or other purposes for the Partnership or any Parson in which the Partnership has an interest.

           Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

           "BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978, as codified under title 11 of the United States Code and in effect on the Confirmation Date.

           "BANKRUPTCY COURT" means the District Court of the United
States District Court for the Southern District of New York having jurisdiction over the Reorganization Cases and, to the extent of having reference under section 157, title 28, United States Code, the unit of such District Court constituted under section 151, title 28, United States Code.

           "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure as in effect on the Petition Date.

           "CAPITAL ACCOUNT" means with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

           a.    to each Partner's Capital Account there shall be credited
(i) such Partner's Capital Contributions, (ii) such Partner's distributive share of Net Income and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Paragraphs 1 and 2 of Exhibit A and (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;

           b.    to each Partner's Capital Account there shall be debited
(i) the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement,
(ii) such Partner's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Paragraphs 1 and 2 of Exhibit A and (iii) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and

           c. in the event all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

           The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations.
In the event the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; PROVIDED that it does not have an adverse effect on the amounts distributable to any Partner at any time.

           "CAPITAL CONTRIBUTION" means, with respect to any Partner, any cash, cash equivalents or the Gross Asset Value of property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 5 hereof.

           "CAPITAL TRANSACTION" shall mean any one of the following events: (i) any sale, transfer or other disposition of a Property or a Property Owning Partnership Interest, (ii) any loan made to the Partnership or a Property Owning Partnership, (iii) the refinancing of indebtedness of the Property Owning Partnerships, (iv) the condemnation of all or any part of a Property or (v) any insurance recovery relating to the Property Owning Partnerships (other than rental interruption insurance).

           "CERTIFICATE" means the Certificate of Limited Partnership relating to the Partnership filed on September 30, 1996 in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.

           "CHARTER" means the Articles of Incorporation of Metropolis Realty Trust, Inc., as amended and restated from time to time.

           "CODE" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any referee herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

           "CONFIRMATION DATE" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

           "CONFIRMATION ORDER" means the order of the Bankruptcy Court confirming the Plan.

           "CONSENT" means the consent or approval of a proposed action by a Partner given in accordance with Section 15.2 hereof.

           "CONTRIBUTED DEBT" means the undivided $300,000,000 portion of the principal amount of the Existing Notes contributed by the General Partner to the Partnership pursuant to the GP Contribution Agreement.

           "CONTRIBUTED PROPERTY" means each property or other asset, other than the Initial LP Contributed Property and the Contributed Debt, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner (including deemed contributions to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code).

           "DEFAULT DATE" has the meaning set forth in Section 12.2.

           "DEPRECIATION" means, with respect to any asset of the Partnership (or, with respect to assets of the Property Owning Partnerships, the Partnership's share) for any fiscal year or other period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; PROVIDED, HOWEVER, that except as otherwise provided in Section 1.704-2 of the Regulations, if there is a difference between the Gross Asset Value (including the Gross Asset Value, as increased pursuant to paragraph 1 of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such fiscal year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such fiscal year or other period bears to the beginning adjusted tax basis of such asset; PROVIDED, FURTHER, that if the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such asset for such fiscal year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.

           "EFFECTIVE DATE" means the eleventh day (calculated under Rule 9006 of the Bankruptcy Rules) after the Confirmation Date if (x) no stay is then in effect and (y) each of the conditions precedent to the occurrence of the Effective Date contained in the Plan have been satisfied or waived.

           "ENTITY" means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, cooperative or association.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

           "EXISTING NOTES" means those certain notes issued and outstanding under the Indenture.

           "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

           "GAAP NET INCOME" for any period means the net income (or loss) of the Property Owning Partnerships for such period, determined in accordance with GAAP, consistently applied, excluding (without duplication) to the extent included therein (a) all extraordinary gains, including, without limitation, any extraordinary gains arising from, or in connection with a Capital Transaction, and (b) non-recurring gains. GAAP Net Income with respect to the Properties shall be determined in good faith by the General Partner and such determination shall be final and binding on all parties hereto.

           "GENERAL PARTNER" means Metropolis Realty Trust, Inc., a Maryland corporation, in its capacity as the general partner of the Partnership, or its successors as general partner of the Partnership and, without limitation, all other Persons being or acting as a general partner of the Partnership, individually and collectively.

           "GENERAL PARTNER INTEREST" means a Partnership Interest held by the General Partner, in its capacity as general partner.

           "GP CONTRIBUTION AGREEMENT" means the Debt Contribution Agreement, dated as of the Effective Date, between the General Partner, the Partnership and the Property Owning partnerships relating to the Contribution Debt.

           "GROSS ASSET VALUE" means, with respect to any asset of the Partnership, such asset's adjusted basis for federal income tax purposes, except as follows:

           1. the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof;

           2. if the General Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner, as of the following times:

                 a. a Capital Contribution (other than a DE MINIMIS Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest; or

                 b. the distribution by the Partnership to a Partner of more than a DE MINIMIS amount of Partnership assets as consideration for the repurchase of a Partnership Interest; or

                 c. the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;

           3. the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets without reduction for liabilities, as reasonably determined by the General Partner as of the date of distribution; and

           4. the Gross Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743 (b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in Exhibit A); PROVIDED, HOWEVER, that Gross Asset Values shall not be adjusted pursuant to this paragraph (4) to the extent that the General Partner reasonably determines that an adjustment pursuant to this paragraph (4) would duplicate an adjustment pursuant to this paragraph (2).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership's assets for purposes of computing Net Income and Net Loss.

           "IMMEDIATE FAMILY" means, with respect to any natural Person, such Person's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, stepchildren, son-in-law and daughters-in-law or any trust solely for the benefit of any of the foregoing family members whose sole beneficiaries include the foregoing family members.

           "INCAPACITY" or "INCAPACITATED" means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate's entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above; (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner's properties; (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereinafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof; (g) the appointment without the Partner's consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

           "INDEMNITEE" means (i) any Person made a party to a proceeding by reason of (A) such Person's status as (1) the General Partner, (2) a stockholder, director, trustee or officer of the Partnership or the General Partner, or (3) a director, trustee or officer of any other Entity, each Person serving in such capacity at the request of the Partnership or the General Partner, or (B) his or its liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

           "INDENTURE" means that certain Mortgage Spreader and Consolidation Agreement and Trust Indenture dated as of March 20, 1984 among O&Y Equity Corp., Olympia & York Holdings Corporation, FAME Associates, Olympia & York 2 Broadway Land Company, Olympia & York 2 Broadway Company and Manufacturers Hanover Trust Company as Trustee, as supplemented by that certain Supplemental Indenture No. 1 dated as of March 20, 1984, that certain Supplemental Indenture No. 2 dated as of December 30, 1986, that certain Supplemental Indenture No. 3 dated as of March 30, 1988, that certain Instrument of Resignation, Appointment and Acceptance dated as of October 28, 1992 among 2 Broadway Associates, 2 Broadway Land Company, 237 Park Avenue Associates, 1290 Associates, NationsBank of Tennessee, N.A., and Manufacturers Hanover Trust Company, that certain Supplemental Indenture No. 4 dated August 17, 1995 and that certain Supplemental Indenture No. 5 dated as of September 18, 1995 and as the same may be further supplemented from time to time in accordance with the terms thereof prior to the date of the Supplemental Indenture.

           "INITIAL LP CONTRIBUTED PROPERTY" means (i) 237 Park Avenue,
New York, NY and the related assets that will be contributed to the Partnership by the Upper Tier Limited Partnership, and (ii) 1290 Avenue of the Americas, New York, New York and the related assets that will be contributed to the Partnership by the Upper Tier Limited Partnership, in each case pursuant to the terms of the LP Contribution Agreements. The Partnership's books and records shall reflect that (i) the initial gross fair market value of 237 Park Avenue, New York, NY and the related assets shall be $290,000,000, the Initial Gross Fair Market Value of 1290 Avenue of the Americas New York, NY and the related amounts shall be $387,000,000 and that such properties are encumbered by $700,000,000 of Partnership Non-recourse Liabilities and (ii) after giving effect to the reductions in debt secured by the Initial LP Contributed Property taking place concurrently herewith, 237 Park Avenue will be encumbered by $171,344,165* of Partnership Non-recourse Liabilities and 1290 Avenue of the Americas such property shall be encumbered by $228,655,835* of Partnership Nonrecourse Liabilities.

           "IRS" shall mean the Internal Revenue Service of the United
States.

           "JMB" means JMB/NYC Office Building Associates, an Illinois general partnership.

           "JMB COLLATERAL" shall have the meaning provided in Section 12.2B hereof.

           "JMB INDEMNITORS" means JMB/Manhattan Associates, Ltd., Carlyle Real Estate Limited Partnership - XIII and Carlyle Real Estate Limited Partnership XIV.

           "JMB INDEMNITY" means the Indemnity Agreement to be executed and delivered by the JMB Indemnitors to the General Partner as of the Effective Date in the form of Exhibit C hereto.

           "JMB LP" means JMB/NYC Office Building Associates, L.P., an Illinois limited partnership.

           "JMB NOTES" means that certain (i) Promissory Note dated July 27, 1984, reissued July 25, 1985, made by JMB to O&Y DFC in the principal amount of $9,758,363 secured by certain liens and security interests granted under the Security Agreement dated July 27, 1984 between JMB and OYHC and assigned by O&Y DFC to O&Y MFC pursuant to the Assignment and Assumption Agreement dated September 28, 1987; (ii) Promissory Note dated August 14, 1984, reissued July 25, 1985, made by JMB to O&Y DFC in the principal amount of $4,514,229 secured by certain liens and security interests granted under the Security Agreement dated August 14, 1984 between JMB and OYHC and assigned by O&Y DFC to O&Y MFC pursuant to the Assignment and Assumption Agreement dated September 28, 1987; and (iii) Amended, Restated and Consolidated Promissory Note dated May 31, 1995 between JMB LP and O&Y MFC in the principal amount of $78,605,779 secured by certain liens and security interests granted under the Amended, Restated and

Consolidated Security Agreement dated May 31, 1995 between JMB LP and O&Y MFC, which Notes and Security Agreements have been assigned as of the date hereof to the General Partner (subject to the interest of the participant under a Participation Agreement of even date herewith) and are being amended and restated as of the date hereof pursuant to the Second Amended, Restated and Consolidated Promissory Note in the principal amount of $88,572,780 and the Second Amended, Restated and Consolidated Security Agreement.

           "LIEN" means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.

           "LIMITED PARTNER" means the Upper Tier Limited Partnership or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a limited partner of the Partnership.

           "LIMITED PARTNER INTEREST" means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

           "LIQUIDATING EVENT" has the meaning set forth in Section 14.1 hereof.

           "LIQUIDATOR" has the meaning set forth in Section 14.2 hereof.

           "LP CONTRIBUTION AGREEMENTS" means, collectively, (i) the 237 Property Contribution Agreement, dated as of the Effective Date, between The Upper Tier Limited Partnership, the Partnership and 237 Park Partners, L.P with respect to the portion of the Initial LP Contributed Property constituting 237 Park Avenue, New York, New York and related assets, and
(ii) the 1290 Property Contribution Agreement, dated as of the Effective Date, between the Upper Tier Limited Partnership, the Partnership and 1290 Partners, L.P, with respect to the portion of the Initial LP Contributed Property constituting 1290 Avenue of the Americas, New York, New York and related assets.

           "NET INCOME" or "NET LOSS" means, for each fiscal year or other applicable period, an amount equal to the Partnership's taxable income or loss for such year or period as determined for federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows: (a) by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss; (b) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (or which is treated as a

Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1)or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code; (c) by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss; (d) by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes by reference to Gross Asset Value of such property rather than its adjusted tax basis; (e) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and
(g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to Exhibit A; and (f) by not taking into account in computing Net Income or Net Loss items separately allocated to the Partners pursuant to Paragraphs 1 and 2 of Exhibit A.

           "NET OPERATING INCOME" for any period means an the amount equal to (a) the Property Owning Partnerships' GAAP Net Income for such fiscal year, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from revenues in determining such GAAP Net Income), of
(i) the interest expense for such period of the Property Owning Partnerships, and (ii) the real estate related depreciation and amortization expenses for such period of the Property Owning Partnerships in respect of the Properties. Net Operating Income with respect to the Properties shall be determined in good faith by the General Partner and such determination shall be final and binding on all parties hereto.

           "NONRECOURSE DEDUCTIONS" has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

           "NONRECOURSE LIABILITIES" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

           "PARTNER" means a General Partner or a Limited Partner, and "Partners" means the General Partner and the Limited Partners, collectively.

           "PARTNER MINIMUM GAIN" means amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

           "PARTNER NONRECOURSE DEBT" has the meaning set forth in Regulations Section 1.704-2(b)(4).

           "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

           "PARTNERSHIP" means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

           "PARTNERSHIP INTEREST" means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

           "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

           "PARTNERSHIP RECORD DATE" means the record date established by the General Partner for the distribution of Available Cash pursuant to
Section 6.1 hereof.

           "PARTNERSHIP YEAR" means the fiscal year of the Partnership, as set forth in Section 10.2 hereof.

           "PERMITTED PARTNERS" has the meaning set forth in subparagraph 1(b) of Exhibit A.

           "PERMITTED TRANSFEREE" means any person to whom Limited Partner Interests are Transferred in accordance with Section 12.4 of this Agreement.

           "PERSON" means an individual or Entity.

           "PETITION DATE" the date on which the Debtors filed their voluntary petitions under chapter 11 of the Bankruptcy Code.

           "PLAN" means the Second Amended Joint Plan of Reorganization of 237 Park Avenue Associates, LLC and 1290 Associates, LLC filed under title 11 of the United States Code, 11 U.S.C. Section 101 ET SEQ. with the United States Bankruptcy Court, Southern District of New York on September 20,1996.

           "PRECONTRIBUTION GAIN" has the meaning set forth in subparagraph 3(c) of Exhibit A.

           "PREFERENCE AMOUNT" shall mean $100,000,000.

           "PROHIBITED ACTION" shall have the meaning provided in Section 12.2B hereof.

           "PROPERTIES" means 237 Park Avenue, New York, New York and 1290 Avenue of the Americas, New York, New York.

           "PROPERTY MANAGEMENT AND LEASING AGREEMENTS" means the Property Management and Leasing Agreements, dated the date hereof between the Property Owning Partnerships and Tishman Speyer Properties, L.P., providing for the day-to-day management of, and leasing services related to, the Properties, as same may be amended, and any substitutions or replacements therefor.

           "PROPERTY OWNING PARTNERSHIPS" means 237 Park Partners, L.P. and 1290 Partners, L.P., each a Delaware limited partnership.

           "PROPERTY OWNING PARTNERSHIP INTERESTS" means the Partnership's 99% interest as a limited partner in each of the Property Owning
Partnerships.

           "PROPERTY OWNING PARTNERSHIP AGREEMENTS" means the (i)
Agreement of Limited Partnership of 237 Park Partners, L.P., dated as of the date hereof, between 237 GP Corp. and the Partnership, and (ii) the Agreement of Limited Partnership of 1290 Partners, L.P., dated as of the date hereof, between 1290 GP Corp. and the Partnership.

           "PURCHASE PRICE AMOUNT" has the meaning set forth in Section
12.2.

           "PURCHASE RIGHT NOTICE" has the meaning set forth in Section
12.2.

           "PURCHASE RIGHT" has the meaning set forth in Section 12.2.

           "PUT PRICE" has the meaning set forth in Section 12.2.

           "PUT RIGHT" has the meaning set forth in Section 12.2.

           "PUT RIGHT NOTICE" has the meaning set forth in Section 12.2.

           "QUARTER" means each of three month periods ending on March 31, June 30, September 30 and December 31.

           "REGULATIONS" means the final, temporary or proposed Income Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

           "REIT" means a real estate investment trust as defined in
Section 856 of the Code.

           "REIT REQUIREMENTS"has the meaning set forth in Section 6.2.

           "REORGANIZATION CASES" means the Debtors' cases under chapter
11 of the Bankruptcy Code, Case Nos. 96B42177(JLG) and 96B42178(JLG), which were commenced by the Debtors by the filing of voluntary petitions with the Bankruptcy Court on the Petition Date.

           "RESTRICTED PARTNER" has the meaning set forth in Section 1(b) of Exhibit A.

           "SUBSIDIARY" means, with respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the voting equity securities; or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person.

           "SUBSTITUTED LIMITED PARTNER" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 12.5 hereof.

           "TAX ITEMS" has the meaning set forth in Exhibit A.

           "TRANSFER" as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance or other transfer, and as a verb, means to sell, assign, convey, pledge, hypothecate, give, encumber or otherwise transfer.

           "UPPER TIER LIMITED PARTNERSHIP" means 237/1290 Upper Tier Associates, L.P., a Delaware limited partnership.

           Certain additional terms and phrases have the meanings set forth in Exhibit A.



                               ARTICLE 3
                        ORGANIZATIONAL MATTERS

           Section 3.1FORMATION

           The Partners hereby agree to form the Partnership under and pursuant to the Act. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

           Section 3.2NAME

           The name of the Partnership shall be 237/1290 Lower Tier Associates, L.P. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may, upon 5 days prior written notice to the Limited Partner, change the name of the Partnership.

           Section 3.3REGISTERED OFFICE AND AGENT; PRINCIPAL OFFICE

           The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1029 Orange Street, Wilmington (New Castle County), Delaware 19801. The principal office of the Partnership shall be c/o Victor Capital Group, 885 Third Avenue -- 12th Floor, New York, New York 10022, Attn: John Klopp, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

           Section 3.4POWER OF ATTORNEY

           A. Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorney-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

                 (1) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including, without limitation, any documents necessary or advisable to convey any Contributed Property to the partnership; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with

















                                  16




                      its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 12, 13 or 14 hereof or the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of rights, preferences and privileges of Partnership Interest; and

                 (2) execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with
Article 15 hereof or as may be otherwise expressly provided for in this Agreement.

           B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partners or Assignee's Limited Partner Interests and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner's or Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate Agreement and the purposes of the Partnership.

           Section 3.5TERM

           The term of Partnership shall commence on the date hereof and shall continue until December 31, 2099, unless the Partnership is dissolved sooner pursuant to the provisions of Article 14 or as otherwise provided by law.

                               ARTICLE 4
                                PURPOSE

           Section 4.1PURPOSE AND BUSINESS

           The purpose and nature of the business to be conducted by the Partnership is to hold the property of the Partnership and serve as a limited partner of the Property Owning Partnerships; to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes; and to engage in such activities as are consistent with the powers described in the proviso in Section 4.2 hereof. The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated. In connection with the foregoing, but subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to acquire and construct additional properties necessary or useful in connection with its business.

           Section 4.2POWERS

           The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership; provided, that the Partnership shall not take, or refrain from taking, any action which, in the judgement of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the General Partner to continue to qualify as a REIT; (ii) could subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code; or
(iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

                               ARTICLE 5
                         CAPITAL CONTRIBUTIONS

           Section 5.1CAPITAL CONTRIBUTIONS OF THE PARTNERS

           (a) Pursuant to the Plan and the GP Contribution Agreement, on the Effective Date, the General Partner shall make a Capital
Contribution of the Contributed Debt to the Partnership. The Partnership and the General Partner hereby agree that the Contributed Debt shall have a Gross Asset Value $280,000,000.

           (b) The General Partner may, in its sole discretion, make additional Capital Contributions to the Partnership.

           (c) Pursuant to the Plan and the LP Contribution Agreement, on the Effective Date, the Limited Partners shall make a Capital Contribution of the Properties, subject to the liabilities described in the LP Contribution Agreements, to the Partnership. The Partnership and the Limited Partner hereby agree that the 237 Park Avenue Property shall have a Gross Asset Value of $299,894,836 and the 1290 Avenue of the Americas Property shall have a Gross Asset Value of $400,205,164 and are subject to $700,000,000 of debt. The excess of the Gross Asset Value over the adjusted tax basis of the Properties shall be allocated entirely to real property.

           (d) The Partners shall have an interest in Net Income, Net Loss and distributions of the Partnership as set forth in Exhibit A, which interests shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately exchanges, additional Capital Contributions or similar events having an effect on any Partner's Partnership Interest. Except as provided in this Section 5.1 and 11.5, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership.

           Section 5.2ADDITIONAL FUNDS; RESTRICTIONS ON GENERAL PARTNER

           The sums of money required to finance the business and affairs of the Partnership shall be derived from the initial Capital Contributions made to the Partnership by the Partners as set forth in Section 5.1 and from funds generated from the operation and business of the Partnership including, without limitation, distributions directly or indirectly received by the Partnership from any Property Owning Partnership. In the event additional financing is needed from sources other than as set forth in the preceding sentence for any reason, the General Partner may, in its sole and absolute discretion but subject to Section 8.1E, in such amounts and at such times as it solely shall determine to be necessary or appropriate, (i) cause the Partnership to issue additional Partnership Interests and admit additional limited partners to the Partnership in accordance with Section 5.3; (ii) make additional Capital Contributions to the Partnership; (iii) cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis; (iv) make a loan or loans to the Partnership; or (v) subject to Section 8.1E sell any assets or properties of the Partnership.

           Section 5.3ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS; ADMISSION OF ADDITIONAL LIMITED PARTNERS

           In addition to any Partnership Interests issuable by the Partnership pursuant to Section 5.2, the General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options therefor) senior or junior to the Partnership Interests issued in respect of the initial Capital Contributions (as set forth in Section 5.1(a), (b) and (c)) to any Persons at any time or from time to time, for consideration not less than the fair market value thereof (or the fair market value as of the date an option is granted) (as such fair market value is determined in the sole and absolute discretion of the General Partner's Board of Directors), and on such terms and conditions, as the General Partner shall establish in each case in its sole and absolute discretion, without any approval being required from any Limited Partner or any other Person; PROVIDED, HOWEVER, that such issuance does not cause any amount of the Partnership's indebtedness to excluded from the tax basis of the Partnership Interests of the Limited Partners who are Partners of the Partnership prior to such issuance. Subject to the limitations set forth in the preceding sentence, the General Partner may take such steps as it, in its reasonable discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership, including, without limitation, amending the Certificate, Exhibit B or any other provision of this Agreement.

           Section 5.4NO THIRD PARTY BENEFICIARY

           No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

           Section 5.5NO INTEREST; NO RETURN

           No Partner shall be entitled to interest on its Capital Contribution or no such Partner's Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

           Section 5.6NO PREEMPTIVE RIGHTS

           No Person shall have any preemptive or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership; or (ii) issuance or sale of any Partnership Interests.

                               ARTICLE 6
                             DISTRIBUTIONS

           Section 6.1REGULAR DISTRIBUTIONS

           Except for distributions pursuant to Section 14.2 in connection with the dissolution and liquidation of the Partnership, and subject to the provisions of Sections 6.3, 6.4 and 6.5, the General Partner shall cause the Partnership to distribute, from time to time as determined by the General Partner, but in any event not less frequently than quarterly, all Available Cash, to the Partners, in accordance with the provisions of Exhibit A.

           Section 6.2QUALIFICATION AS A REIT

           The General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts under this Article 6 to enable the General Partner to pay stockholder dividends that will (i) satisfy the requirements for qualifying as a REIT under the Code and Regulations ("REIT Requirements"), and (ii) avoid any federal income or excise tax liability of the General Partner, provided, however, the General Partner shall not be bound to comply with this covenant to the extent such distributions would
(i) violate applicable Delaware law or (ii) contravene the terms of any notes, mortgages or other types of debt obligations which the Partnership may be subject to in conjunction with borrowed funds.

           Section 6.3WITHHOLDING

           With respect to any withholding tax or other similar tax liability or obligation to which the Partnership may be subject as a result of any act or status of any Partner or to which the Partnership becomes subject with respect to any Partnership Interest, the Partnership shall have the right to withhold amounts of Available Cash distributable to such Partner or with respect to such Partnership Interest, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 11.5.

           Section 6.4ADDITIONAL PARTNERSHIP INTERESTS

           If the Partnership issues Partnership Interests in accordance with Section 5.2 or 5.3, the distribution priorities set forth in Exhibit A shall be amended, as necessary, to reflect the distribution priority of such Partnership Interests.

           Section 6.5DISTRIBUTIONS UPON LIQUIDATION

           Proceeds from a Capital Transaction shall be distributed pursuant to the provisions of Exhibit A and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 14.2, after allocating Net Income, Net Loss or items thereof in accordance with Section 1(c) of Exhibit A.



                               ARTICLE 7
                              ALLOCATIONS

           The Net Income, Net Loss and other Partnership items shall be allocated pursuant to the provisions of Exhibit A.



                               ARTICLE 8
                 MANAGEMENT AND OPERATIONS OF BUSINESS

           Section 8.1MANAGEMENT

           A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs the Partnership are and shall be exclusively vested in the General Partner, and, except as provided in Section 8.1E hereof, no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have, subject to
Section 8.1E hereof, full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 4.2 hereof and to effectuate the purposes set forth in Section 4.1 hereof, including, without limitation:

                 (1) (a) the making of any expenditures, the lending or borrowing of money, including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner (so long as the General Partner qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its stockholders in amounts sufficient to permit the General Partner to maintain REIT status,
(b) the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, (c) the issuance of evidence of indebtedness (including the securing the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership's assets) and (d) the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership;

                 (2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

                 (3) the acquisition, disposition,mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity;

                 (4) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the General Partner, the Partnership, the Property Owning Partnerships or any of the Partnership's Subsidiaries, the lending of funds to other Persons (including, without limitation, the Property Owning Partnerships, the Subsidiaries of the Partnership and/or the General Partner) and the repayment of obligations of the Partnership, the Property Owning Partnerships and the Subsidiaries of the Partnership and any other Person in which the Partnership has an equity investment, and the making of capital contributions to the Property Owning Partnerships and the Partnership's Subsidiaries;

                 (5) the management, operation, expansion, development, construction, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;

                 (6) the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement, including (i) contracting with property managers, leasing agents, contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents, and (ii) the payment of such related expenses and compensation out of the Partnership's assets;

                 (7) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

                 (8) holding, managing, investing and reinvesting cash and other assets of the Partnership;

                 (9) the collection and receipt of revenues and income of the Partnership;

                 (10) the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including, without limitation, employees having titles such as "president," "vice president," "secretary" and "treasurer" of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;

                 (11) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

                 (12) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries, the Property Owning Partnerships and any other Person in which it has an equity investment from time to time);

                 (13) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

                 (14) the undertaking of any action in connection with the Partnership's direct or indirect investment in its Subsidiaries, the

                      Property Owning Partnerships or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

                 (15) the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt.

                 (16) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

                 (17) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership, the Property Owning Partnerships or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

                 (18) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

                 (19) the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgement of the General Partner, for the accomplishment of any of the foregoing;

                 (20) the issuance of additional Partnership Interests, as appropriate, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 5 hereof; and

                 (21) The opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries.

           B. Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners (except as provided in Section 8.1E), notwithstanding any other provision of this Agreement, to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

           C. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amount as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

           D. Except as provided in Section 8.1E, in exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under and in accordance with this Agreement.

           E. Notwithstanding anything to the contrary set forth in this Agreement, until the Approval Right Termination Date, the General Partner shall not, without the prior written consent of the Upper Tier Limited Partnership (which may be given or withheld in its sole and absolute discretion) cause or permit (to the extent within the General Partner's reasonable control) any Adverse Transaction to occur, provided however that the General Partner shall be under no obligation to commence litigation or to incur any expense (unless JMB LP shall fund such expense) in order to avoid or prevent an Adverse Transaction from occurring. In addition, until the Approval Right Termination Date, the General Partner shall not, without the prior written consent of the Upper Tier limited Partnership (which may be given or withheld in its sole and absolute discretion), have the power to take, on behalf of the Partnership as a limited partner of the Property Owning Partnerships, the following actions:

                 1. Consent to any Adverse Transaction (as such term is defined in the Property Owning Partnership Agreements) pursuant to Section 6.1E of the Property Owning Partnership Agreements;

                 2. Consent to the amendment of the Property Owning Partnership Agreements in a manner that would be prohibited under Sections 15.1B and 15.1C hereof with respect to this Agreement; and

                 3. Consent to the dissolution of the Property Owning Partnerships pursuant to Section 11.1C of the Property Owning Partnership Agreements.

           Section 8.2CERTIFICATE OF LIMITED PARTNERSHIP

           The General Partner has filed the Certificate with the Secretary of State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 9.5A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partners.

           Section 8.3REIMBURSEMENT OF THE GENERAL PARTNER

           A. Except as provided in this Section 8.3 and elsewhere in this Agreement (including the provisions of Articles 6 and 7 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

           B. The General Partner, shall be reimbursed on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs relating to the ownership and operation of, or for the benefit of, the Partnership; provided, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts of the Partnership held by it in its name. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 8.6 hereof.

           Section 8.4OUTSIDE ACTIVITIES OF THE GENERAL PARTNER

           A. The General Partner shall devote such time and effort to the business of the Partnership as the General Partner shall reasonably deem necessary to promote adequately the interests of the Partnership and the interests of the Partners; however, it is specifically understood and agreed that the General Partner shall not be required to devote full time to the business of the Partnership and that the Partners and their respective stockholders, partners, directors, officers and affiliates may at any time and from time to time engage in and possess interests in other business ventures of any and every type and description, including, without limitation, the ownership, operation, financing and management of real estate, interests in real estate or real estate-related securities, independently or with others which may be competitive with Partnership's business, and neither the Partnership nor any Partner shall by virtue of this Agreement or otherwise have any right, title or interest in or to such independent ventures.

           B. The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of Limited Partner relating to such Limited Partner Interests.

           C. The Partners shall be under no obligation to contribute additional capital to the Partnership and the General Partner may raise additional capital without any obligation to contribute it to the Partnership.


           Section 8.5CONTRACTS WITH AFFILIATES

           A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

           B. Except as provided in Section 8.1E, the Partnership may Transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.

           C. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any Subsidiaries of the Partnership.

           D. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a "right of first opportunity" or "right of first offer" arrangement, non-competition agreements and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

           Section 8.6INDEMNIFICATION

           A. To the fullest extent permitted by Delaware law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, reasonable attorneys' fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership or the General Partner as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, except to the extent it is finally determined by a court of competent jurisdiction, from which no further appeal may be taken, that such Indemnitee's action constituted intentional acts or omissions constituting willful misconduct or fraud. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership, the Property Owning Partnerships or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership, the Property Owning Partnerships or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 8.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness. Any indemnification pursuant to this Section 8.6 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 8.6.

           B. Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding.

           C. The indemnification provided by this Section 8.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnities are indemnified.

           D. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnities and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

           E. For purposes of this Section 8.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 8.6; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participant and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

           F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

           G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 8.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

           H. The provisions of this Section 8.6 are for the benefit of the Indemnities, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 8.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership's liability to any Indemnitee under this Section 8.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

           Section 8.7LIABILITY OF THE GENERAL PARTNER

           A. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner and its officers and directors shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgement or of any act or omission if the General Partner acted in good faith; PROVIDED, HOWEVER, the foregoing shall not be deemed to exculpate the General Partner from any liability the General Partner may have under the GP Contribution Agreement.

           B. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the stockholders of the General Partner collectively, that the General Partner, subject to the provisions of Section 8.1E hereof, is under no obligation to consider the separate interest of the Limited Partners in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith. With respect to any indebtedness of the Partnership which any Limited Partner may have guaranteed, the General Partner shall have no duty to keep such indebtedness outstanding.

           C. Subject to its obligations and duties as General Partner set forth in Section 8.1A hereof, the General Partner may exercise any of the powers granted to it by this

Agreement and perform any duties imposed upon it hereunder either directly or by or through its agent. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

           Section 8.8OTHER MATTERS CONCERNING THE GENERAL PARTNER

           A. The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

           B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

           C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

           D. Notwithstanding any other provisions of this Agreement (other than Section 8.1E) or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner to continue to qualify as a REIT; or (ii) to avoid the General Partner incurring any taxes under
Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

           Section 8.9TITLE TO PARTNERSHIP ASSETS

           Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership asset for which legal title is held in the name of the

General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

           Section 8.10     RELIANCE BY THIRD PARTIES

           Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that
(i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and
(iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                               ARTICLE 9
              RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

           Section 9.1LIMITATION OF LIABILITY

           The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section
11.5 hereof, or under the Act.

           Section 9.2MANAGEMENT OF BUSINESS

           No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

           Section 9.3OUTSIDE ACTIVITIES OF LIMITED PARTNERS

           Subject to any agreements entered into pursuant to Section 8.5 hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner and any officer, director, partner, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

           Section 9.4RETURN OF CAPITAL

           No Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Exhibit A, or as otherwise expressly provided in this Agreement, no Limited partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

           Section 9.5RIGHTS OF LIMITED PARTNERS RELATING TO THE
PARTNERSHIP

           A. In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 9.5B hereof, each Limited Partner shall receive from the Partnership the following:

                 (1) copies of all annual and quarterly reports of the Partnership;

                 (2) a copy of the Partnership's federal, state, and local income tax returns for each Partnership Year; and

                 (3) a copy of this Agreement and the Certificate and all amendments and/or restatements thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments and/or restatements thereto have been executed.

           B. In addition, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand:

                 (1) to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

                 (2) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

           C. Notwithstanding any other provision of this Section 9.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information (other than information partners of the Limited Partners require in order to comply with law, including making proper tax filings) that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

                              ARTICLE 10
                BOOKS, RECORDS, ACCOUNTING AND REPORTS

           Section 10.1     RECORDS AND ACCOUNTING

           The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership's business, including, without limitation, all books and records necessary to comply with applicable REIT Requirements and to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.5A and 10.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate.

           Section 10.2     FISCAL YEAR

           The fiscal year of the Partnership shall be the calendar year.

           Section 10.3     REPORTS

           A.    As soon as practicable, but in no event later than ninety
(90) days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such Partnership Year, presented in accordance with GAAP, such statements to be audited by Deloitte & Touche LLP or another nationally recognized firm of independent public accountants selected by the General Partner and, until the Approval Right Termination Date, reasonably acceptable to JMB LP, provided that the failure of JMB LP to approve a public accountant shall not be deemed to be unreasonable if such accountant fails to confirm in writing to the Partnership and JMB LP that it will follow the allocations of Partnership non-recourse liabilities as provided herein.

           B. As soon as practicable, but in no event later than forty-five (45) days after the close of each calendar quarter (except the last calendar year of each calendar year), the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the General Partner, if such statements are prepared solely on a consolidated basis with the General Partner, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

                              ARTICLE 11
                              TAX MATTERS

           Section 11.1     PREPARATION OF TAX RETURNS

           The General Partner shall arrange for the preparation and timely filing by the Partnership's accountants of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within sixty (60) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes. The Upper Tier Limited Partnership and JMB LP, as a partner therein, shall be entitled to confer with such accountants concerning all tax matters.

           Section 11.2     TAX ELECTIONS

           Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code. In addition, the Upper Tier Limited Partnership will have full and exclusive authority with respect to those matters reserved to the Limited Partner (as such term is defined in the Property Owning Partnership Agreements) under Section 10.8 of each of the Property Owning Partnership Agreements. The General Partner shall elect the "remedial method" of making Section 704(c) allocations pursuant to Regulations Section 1.704-3 with respect to property contributed pursuant to the LP Contribution Agreement shall not make the election under
Section 754 of the Code prior to January 1, 1997, unless otherwise requested by the Limited Partner and in the event of any such request, the General Partner shall comply with the request of the Limited Partner as to the making of 704(c) allocations and the making (or revocation) of a
Section 754 election. The General Partner shall have the right to seek to revoke any tax election it makes (other than (i) the election to use the remedial method making the Section 704(c) allocations described in this
Section 11.2 or another method of making Section 704(c) allocations requested by the Limited Partner and (ii) the election under Section 754 of the Code), upon the General Partner's determination, in its sole and absolute discretion, that such revocation is in the best interests of the Partners.

           Section 11.3     TAX MATTERS PARTNER

           A. The General Partner shall be the "tax matters partner" of the Partnership (within the meaning of Section 6231(a)(7) of the Code) and shall exercise such position on a reasonable basis and in accordance with Sections 8.1D and 8.1E. Pursuant to Section 6230(3) of the Code, upon receipt of notice from the Internal Revenue Service of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the Internal Revenue Service with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, that such information is provided to the Partnership by the Limited Partners and the Assignees.

           B. The taking of any action and the incurring of any expense by the law matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 8.6 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

           C. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

           Section 11.4     ORGANIZATIONAL EXPENSES

           The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a sixty (60) month period as provided in Section 709 of the Code.

           Section 11.5     WITHHOLDING

           Each Limited Partner hereby authorizes the Partnership to withhold from such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code. Any amounts withheld shall be treated as having been distributed to such Limited Partner.



                              ARTICLE 12
                       TRANSFERS AND WITHDRAWALS

           Section 12.1     TRANSFER

           A. The term "Transfer," when used in this Article 12 with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person.

           B. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 12. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 12 shall be null and void.

           C. Subject to any provisions of this Agreement relating to Adverse Transactions, the General Partner shall have the right to Transfer its Partnership Interest in its sole discretion.

           Section 12.2 GENERAL PARTNER'S PURCHASE RIGHT; LIMITED PARTNER'S PUT RIGHTS.

           A. The General Partner shall have the continuing right the ("PURCHASE RIGHT"), exercisable at any time on or after the earliest of (i) the Default Date (as hereinafter defined), (ii) January 2, 2001 and (iii) the date on which JMB LP no longer holds any partnership interest in the Upper Tier Limited Partnership, to acquire or cause its designee to acquire the Partnership Interest of the Limited Partner, free and clear of any liens, restrictions and encumbrances (other than those set forth in this Agreement), for an amount (the "PURCHASE PRICE AMOUNT") equal to the greater of (x) the amount that would be distributed to the Limited Partner pursuant to Section 14.2 of this Agreement (after repaying all debt encumbering the Properties) if the Properties were sold (and all proceeds therefrom were distributed to the Property Owning Partnerships' partners in accordance with the Property Owning Partnership Agreements) for a cash amount equal to the quotient of (A) the product of two times the Properties' Net Operating Income for the period of January 1, 2000 through June 30, 2000 and (B) 0.12, and (y) $100. If the exercise of the Purchase Right is prior to January 2, 2001 pursuant to clause (i) or (iii) above, then the amount to be calculated under clause (A) above shall be calculated in the manner provided in clause (A) of paragraph C below. The Purchase Right shall be exercised upon fifteen (15) business days' prior written notice (the "PURCHASE RIGHT NOTICE") from the General Partner to the Limited Partner (which shall not be delivered before fifteen (15) business days prior to January 2, 2001 or an earlier Default Date) and shall be consummated, without any action on the part of the Limited Partner, on the fifteenth business day following delivery of the Purchase Right Notice.
The Limited Partner hereby constitutes and appoints the General Partner and its authorized officers and attorneys-in-fact, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to execute, swear to, acknowledge, deliver, file and record all certificates, documents, and other instruments in order to effectuate the transfer pursuant to the Purchase Right and the Put Right (as hereinafter defined).

           B. JMB LP shall concurrently herewith (i) cause the JMB Indemnitors to execute and deliver to the General Partner the JMB Indemnity, and (ii) deliver to the General Partner a marketable security in form and substance acceptable to the General Partner which will be guaranteed by the full faith and credit of the United States of America and which will have a market value as of January 2, 2001 of $10,000,000 (the "JMB COLLATERAL"). The General Partner shall hold the JMB Collateral in accordance with the terms hereof and JMB LP hereby grants to the General Partner a first priority perfected security interest therein and agrees to take such actions as the General Partner may reasonably request to ratify, confirm and continue such security interest. JMB LP shall be charged with all income accrued under the JMB Collateral prior to its liquidation and application by the General Partner in accordance herewith. The General Partner may, at its election, liquidate the JMB Collateral and hold or distribute the proceeds thereof free and clear of any interest of JMB LP and demand payment under the JMB Indemnity if (1) JMB LP or any of its officers, directors, partners, stockholders, agents or affiliates (collectively, the "CONTROLLED ENTITIES") intentionally interferes with, impedes or prevents (including, without limitation, the filing by JMB LP of a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency statute or any Controlled Entity joining an involuntary petition against JMB LP under the Bankruptcy Code or such other statute) (x) the exercise by the General Partner of the Purchase Right or
(y) any disposition, mortgage, pledge, encumbrance, hypothecation or exchange of the Properties by the Property Owning Partnerships or the Property Owning Partnership Interests by the Partnership or the merger or other combination of the Property Owning Partnerships or the Partnership with or into another entity, in accordance with the terms of this Agreement, provided that such disposition, mortgage, pledge, encumbrance, hypothecation, exchange, merger or other combination does not constitute an Adverse Transaction ("PROHIBITED ACTION") and (2) the Prohibited Action is not revoked or rescinded within sixty (60) days after notice by the indemnitee thereunder to the JMB Indemnitors so as to permit the consummation of the transaction described in clause (x) or (y) above unimpeded by any action by JMB LP or any of the Controlled Entities. If JMB LP shall take a Prohibited Action (the date of such Prohibited Action being the "DEFAULT DATE"), the General Partner shall have the continuing right at any time after the Default Date to exercise the Purchase Right pursuant to Section 12.2A. The General Partner shall deliver the JMB Collateral to JMB LP upon the expiration of the preference period under
Section 547 of the Bankruptcy Code following (A) the transfer of the interest of JMB LP to or at the direction of the general partner of the Limited Partner pursuant to JMB's put right contained in the Agreement of Limited Partnership of the Limited Partner, (B) the transfer of the interest of the Limited Partner pursuant to the Purchase Right or the Put Right, (C) a sale of the Properties by the Properties by the Property Owning Partnerships or a transfer of the Property Owning Partnership Interests by the Partnership to the extent permitted under the terms of this Agreement, in each case without JMB LP or any other Controlled Entity having taken any Prohibited Action, or (D) receipt by the General Partner of all amounts payable under the JMB Indemnity following the occurrence of a Prohibited Action. The General Partner's right to apply the proceeds of the JMB Collateral as provided herein shall be reduced on a dollar for dollar basis to the extent the General Partner receives payments from the JMB Indemnitors under the JMB Indemnity in excess of $15,000,000.

           C. The Limited Partner shall have the continuing right (the "PUT RIGHT") exercisable at any time to require the General Partner to purchase the Partnership Interest of the Limited Partner, free and clear of all liens, restrictions, and encumbrances (other than those set forth in the Agreement) for a cash amount (the "PUT PRICE") equal to the greater of
(x) the amount that would be distributed to the Limited Partner pursuant to
Section 14.2 of this Agreement (after repaying all debt encumbering the Property) if the Property were sold for a cash amount equal to the quotient of (A) the Property's Net Operating Income for the period provided in the last sentence of this paragraph C and (B) 0.12, and
(y) $100. The Put Right shall be exercised by the Limited Partner upon fifteen (15) days prior written notice (the "PUT RIGHT NOTICE") to the General Partner and shall be consummated, without any action on the part of the Limited Partner exercises the Put Right, the Put Price shall be calculated based on the Property's Net Operating Income for the immediately preceding calendar year.

           D. In connection with the exercise of either the Purchase Right or the Purchase Right, the Limited Partner shall pay all transfer taxes, gain taxes and other similar costs related to the exercise of such rights, including, in the case of the Put Right, any additional transfer taxes and transfer gains taxes which would be retroactively assessed with respect to the transfer of the Properties to the Property Owning Partnerships pursuant to the Plan by reason of the exercise of the Put Right.

           Section 12.3     TRANSFER OF THE GENERAL PARTNER INTEREST

           A. The General Partner may Transfer all or any part of its General Partner Interest or withdraw as General Partner, in its sole discretion and without the consent of any Limited Partners; provided that the General Partner may withdraw as general partner only in connection with a Transfer of its General Partner Interest and immediately following the admission of a successor General Partner, as general partner, in accordance with Article 13 hereof.

           B. In the event the General Partner withdraws as general partner in accordance with clause A. above, its Partnership Interest shall immediately be converted into a Limited Partner Interest and the General Partner shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, any other items, gain, loss, deduction and credit that were otherwise attributable to its General Partner Interest.

           Section 12.4     LIMITED PARTNERS' RIGHTS TO TRANSFER

           A Limited Partner may Transfer such Limited Partner's Limited Partner Interests only with the prior written consent of the General Partner, which may be withheld in the sole and absolute discretion of the
General Partner.   Any such attempted or actual Transfer by a Limited
Partner to any Person without the approval of the General Partner shall be null and void AB INITIO and of no force and effect.

           Section 12.5     SUBSTITUTED LIMITED PARTNERS

           A. The General Partner shall have the right to consent to the admission of a transferee who receives Limited Partner Interests pursuant to Section 12.4, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General

Partner's failure or refusal to permit such transferee to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

           B. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 12 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

           C. No Permitted Transferee will be admitted as a Substituted Limited unless (i) such transferee has furnished to the General Partner (a) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 3.4 and 12.2(A) hereof and (b) such other documents or instruments as may be required in the reasonable discretion of the General Partner in order to effect such Person's admission as a Substituted Limited Partner and (ii) the General Partner has consented to such admission in accordance with Section 12.5A. Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit B to reflect the name, address and Limited Partner Interests of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

           Section 12.6     INTENTIONALLY OMITTED

           Section 12.7     GENERAL PROVISIONS

           A. No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner's Limited Partner Interests in accordance with this Article 12.

           B. Any Limited Partner who shall Transfer all of its Limited Partner Interests in a Transfer permitted pursuant to this Article 12 shall cease to be a Limited Partner upon the admission of all Assignees of such Limited Partner Interests as Substituted Limited Partners.

           C. Without the consent of the General Partner, transfers pursuant to this Article 12 may only be made as of the first day of a fiscal quarter of the Partnership.

           D. If any Partnership Interest is transferred or assigned during the Partnership's fiscal year in compliance with the provisions of this Article 12 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which the Transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which an exchange occurs shall be allocated to the exchanging Partner, provided, however, that the General Partner may adopt such other conventions relating to allocations in connection with transfers, assignments, or exchanges as it determines are necessary or appropriate. All distributions of Available Cash attributable to such Limited Partner Interests with respect to which the partnership Record Date is before the date of such transfer, assignment, or exchange shall be made to the transferor Partner or the exchanging Partner, as the case may be, and in the case of a Transfer or assignment other than an exchange, all distributions of Available Cash thereafter attributable to such Limited Partner Interests shall be made to the transferee Partner.



                              ARTICLE 13
                         ADMISSION OF PARTNERS


           Section 13.1     ADMISSION OF SUCCESSOR GENERAL PARTNER

           A successor to all of the General Partner Interest pursuant to
Section 12 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 12.7D hereof.

           Section 13.2     ADMISSION OF ADDITIONAL LIMITED PARTNERS

           A. After the admission to the Partnership of the initial Limited Partner on the Effective Date, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 3.4 and, if applicable, 12.2(A) hereof and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person's admission as an Additional Limited Partner.

           B. Notwithstanding anything to the contrary in this Section 13.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sold and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership the consent of the General Partner to such admission.

           C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is Before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

           Section 13.3 AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

           For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including, if applicable, amendments of Exhibits A and B) and, if required by law, shall prepare and file an amendments to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 3.4 hereof.



                              ARTICLE 14
               DISSOLUTION, LIQUIDATION AND TERMINATION

           Section 14.1     DISSOLUTION

           The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. In the event of the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. Subject to Section 8.1E hereof, the Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following ("LIQUIDATING EVENTS"):

           A. the expiration of its term as provided in Section 3.5 hereof;

           B. an event of withdrawal of the General Partner, as defined in the Act unless, within ninety (90) days after such event of withdrawal all of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of date of withdrawal, of a successor General Partner, provided that a withdrawal of the General Partner in connection with a Transfer of its General Partner Interest shall be governed by the provisions of Section 12.3A hereof;

           C. until the Approval Right Termination Date, an election to dissolve the Partnership made by the General Partner, with the consent of the Limited Partner (which may be given or withheld in its sole and absolute discretion);

           D. from and the after Approval Right Termination Date, an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion;

           E. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

           F. the sale of all or substantially all of the assets and properties of the Partnership.

           Section 14.2     WINDING UP

           A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner, or, in the event there is no remaining General Partner, any Person elected by Limited Partners holding at least a majority of the Limited Partnership Interests (the General Partner or such other Person being referred to herein as the "LIQUIDATOR"), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of beneficial interest or other securities of the General Partner) shall be applied and distributed in the following order:

           (1) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the Partners;

           (2) Second, to the payment and discharge of all of the Partners debts and liabilities to the General Partner;

           (3) Third, to the payment and discharge of all the Partners debts and liabilities to the other Partners; and

           (4) The balance, if any, to the General Partner and Limited Partners to the extent of and in accordance with the positive balances in their Capital

                 Accounts after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 14.

           B. Notwithstanding the provisions of Section 14.2A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale e of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any asset except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 14.2A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

           C. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article 14 may be:

                 (1) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners form time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distrubuted the General Partner and Limited Partners pursuant to this Agreement; or

                 (2) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in
Section 14.2A as soon as practicable.

           Section 14.3     NO OBLIGATION TO CONTRIBUTE DEFICIT

           If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

           Section 14.4     RIGHTS OF LIMITED PARTNERS

           Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

           Section 14.5     NOTICE OF DISSOLUTION

           In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 14.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

           Section 14.6 TERMINATION OF PARTNERSHIP AND CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP

           Upon the completion of the liquidation of the Partnership's assets, as provided in Section 14.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

           Section 14.7     REASONABLE TIME FOR WINDING-UP

           A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and liquidation of its assets pursuant to Section 14.2 hereof in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

           Section 14.8     WAIVER OF PARTITION

           Each Partner hereby waives any right to partition of the Partnership property.



                              ARTICLE 15
             AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

           Section 15.1     AMENDMENTS

           A. The General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

                 (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

                 (2)  to reflect the admission, substitution,
termination, or withdrawal of Partners in accordance with this Agreement;

                 (3) to set forth the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 5.3 hereof;

                 (4)  to reflect a change that (i) is of an
inconsequential nature or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement, and (ii) does not adversely affect any Limited Partner in any material respect; and

                 (5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

The General Partner shall provide notice to the Limited Partners when any action under this Section 15.1A is taken.

           B. Notwithstanding Section 15.1A hereof, this Agreement shall not be amended without the Consent of each Partner adversely affected (which consent may be given or withheld in its sold and absolute discretion) if such amendment would (i) convert a Limited Partner's Partnership Interest into a General Partner Interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; (iii) alter rights of the Partner to receive distributions pursuant to Article 6 or Article 14, or the allocations specified in Article 7 (except as permitted pursuant to Article 4 and Section 15.1A(3) hereof); (iv) cause the termination of the Partnership prior to the time set forth in Section
3.5 or 14.1; or (v) amend this Section 15.1B. Further, no amendment may alter the restrictions on the General Partner's authority set forth in
Section 14.1C without the Consent specified in that section.

           C. Notwithstanding Section 15.1A or Section 15.1B hereof, the General Partner shall not amend at any time prior to the Approval Right Termination Date, Article XI, or Sections 4.1, 8.1D, 8.1E, 10.3, 12.2, 14.3, or 15.1C, without the consent of the Upper Tier Limited Partnership which consent may be given or withheld in its sole and absolute discretion.

           Section 15.2     MEETINGS OF THE PARTNERS

           A. Meetings of the Partners may be called by the general Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners (other than the General Partner) holding 25 percent or more of the Partnership Interests. The request shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of the Limited Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners. Except as otherwise expressly provided in this Agreement, the Consent of holders of a majority of the Partnership Interests held by the Company) shall control.

           B. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Partnership Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Partnership Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

           C. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership's receipt of written notice of such revocation from the Limited Partner executing such proxy.

           D. Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the Genera Partner or such other Person deems appropriate. Meetings of Partners may be conducted in the same manner as meetings of the stockholders of the General Partner and may be held at the same time, and as a part of, meetings of the stockholders of the General Partner.



                              ARTICLE 16
                          GENERAL PROVISIONS

           Section 16.1     ADDRESSES AND NOTICE

           Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in Exhibit B or such other address of which the Partner shall notify the General Partner in writing.

           Section 16.2     TITLES AND CAPTIONS

           All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

           Section 16.3     PRONOUNS AND PLURALS

           Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

           Section 16.4     FURTHER ACTION

           The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

           Section 16.5     BINDING EFFECT

           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

           Section 16.6     CREDITORS

           Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

           Section 16.7     WAIVER

           No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

           Section 16.8     COUNTERPARTS

           This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

           Section 16.9     APPLICABLE LAW

           This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

           Section 16.10    INVALIDITY OF PROVISIONS

           If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

           Section 16.11    ENTIRE AGREEMENT

           This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of October 10, 1996.

                                  GENERAL PARTNER

                                  METROPOLIS REALTY TRUST, INC.


                                  By:  /s/ LEE S. NEIBART
                                       ------------------------------
                                       Name:  Lee S. Neibart
                                       Title:  President


                                  LIMITED PARTNER:

                                  237/1290 UPPER TIER ASSOCIATES, L.P.

                                  By:  O&Y NY  Building Corp., general
partner



                                       By:   /s/ JOHN A. MOORE
                                             --------------------------
                                             Name:  John A. Moore
                                             Title:  Senior VP-Finance



                                  Solely with respect to Section 12.2B
hereof:

                                  JMB/NYC OFFICE BUILDING ASSOCIATES,
L.P., an Illinois limited partnership

                                  By:  Carlyle Managers, Inc., its
general partner

                                       By:   /c/ STUART C. NATHAN
                                       ------------------------------
                                       Name:   Stuart C. Nathan
                                       Title:  President

                               EXHIBIT A
                               ---------




1.   ALLOCATION OF NET INCOME AND NET LOSS.

     (a)   NET INCOME.  Except as otherwise provided in this Exhibit A,
Net Income (or items thereof) (other than Net Income, or items thereof, arising in connection with a Capital transaction) of the Partnership for any fiscal year or other applicable period shall be allocated to the Partners first in accordance with any prior allocation of Net Losses, other than Nonrecourse Deductions and Partner Nonrecourse Deductions, pro rata, until each Partner has been allocated an amount of Net Income pursuant to this clause equal to the cumulative amount of Net Losses, other than Nonrecourse Deductions and Partner Nonrecourse Deductions, that have been allocated to such Partner, and thereafter to the Partners in accordance with the manner in which Available Cash has been (or would be, if the Partnership had an amount of Available Cash equal to such Net Income) distributed to the Partners, other than distributions representing a return of Capital Contributions.

     (b) NET LOSS. Except as otherwise provided in this Exhibit A, Net Loss (or items thereof) (other than Net Loss, or items thereof, arising in connection with a Capital Transaction) of the Partnership for each fiscal year or other applicable period shall be allocated to the Partners first in accordance with the positive Capital Account balances of the Partners, pro rata, until such Capital Accounts have been reduced to zero, and thereafter 95% to the General Partner and 5% to the Limited Partner. Notwithstanding the preceding sentence, to the extent any Net Loss (or items thereof) allocated to a Partner under this subparagraph (b) would cause such Partner (hereinafter, a "Restricted Partner") to have an Adjusted Capital account Deficit, or increase the amount of an existing Adjusted Capital Account Deficit, as of the end of the fiscal year or other applicable period to which such Net Loss relates, such Net Loss shall not be allocated to such Restricted Partner and instead shall be allocated to the other Partner(s) (hereinafter, the "Permitted Partner").

     (c) CAPITAL TRANSACTION; LIQUIDATION. Allocations of Net Income or Net Loss (or items thereof) in connection with a Capital Transaction or Liquidation of the Partnership shall first be made so that, to the extent possible, the General Partner's Capital Account balance is the Adjusted GP Contribution and the Limited Partner's Capital Account is equal to $100,000, and the remainder of such Net Income or Net Loss (or items thereof) shall be allocated to the Partners in a manner that results in the Capital Account of each Partner being equal to the distribution to which each such Partner is entitled pursuant to paragraph 4 of this Exhibit A. Notwithstanding the preceding sentence, to the extent any Net Loss (or items thereof) would be allocated to a Restricted Partner under this subparagraph (c), such Net Loss shall not be allocated to such Restricted Partner and instead shall be allocated to the Permitted Partner.

     (d)   RULES OF CONSTRUCTION.

           (1) CAPITAL ACCOUNT INCREASES. For purposes of making allocations pursuant to subparagraph 1(c) of this Exhibit A, a Partner's Capital Account balance shall be deemed to be increased by such Partner's share of any Partnership Minimum Gain and Partner Minimum Gain remaining at the close of the fiscal period in respect of which such allocations are being made.

           (2) CHANGE IN PARTNERSHIP INTERESTS. In the event any Partner's Partnership Interest changes during a fiscal year for any reason, including without limitation, the Transfer of any interest in the Partnership, the tax allocations contained in this Exhibit A shall be applied as necessary to reflect the varying interests of the Partners during such year.

2.   SPECIAL ALLOCATIONS.   Notwithstanding any provisions of paragraph 1
of this Exhibit A, the following special allocations shall be made.

     (a) MINIMUM GAIN CHARGEBACK (NONRECOURSE LIABILITIES). Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain to the extent required by Regulations Section 1.704-2(f). The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and
(i) of the Regulations. This subparagraph 2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

     (b) PARTNER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in the Partner Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2)(ii) of the Regulations. This subparagraph 2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in Section 1.704-2 of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

     (c) QUALIFIED INCOME OFFSET. In the event a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This subparagraph 2(c) is intended to constitute a "qualified income offset" under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

     (d) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Partnership Interests.

     (e) PARTNER NONRECOURSE DEDUCTIONS. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(l) of the Regulations).

     (f) INTENT OF ALLOCATIONS. The parties intend that the allocation provisions of this Exhibit A shall result in final Capital Account balances of the Partners that equal to the amounts distributable to the Partners in accordance with paragraph 4(b) of this Exhibit A, so that when liquidating distributions are made in accordance with such final Capital Account balances under Section 14.2A(4) hereof, such distributions will be able to return to each Partner the amounts distributable to the Partner in accordance with paragraph 4(b) of this Exhibit A. To the extent that such final Capital Account balances do not so reflect the intent of this Exhibit A, income and loss of the Partnership for the current year and future years, as computed for book purposes, shall be allocated among the Partners so as to result in final Capital Account balances reflecting the intent of this Exhibit A. This subparagraph shall control notwithstanding any reallocation of income, loss, or items thereof, as computed for book purposes, by the Internal Revenue Service or any other taxing authority.

     (g) SECTION 754 ADJUSTMENT. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to
Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

3.   TAX ALLOCATIONS.

     (a) ITEMS OF INCOME OR LOSS. Except as is otherwise provided in this Exhibit A, an allocation of Partnership Net Income or Net Loss to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)) ("Tax Items") that is taken into account in computing Net Income or Net Loss.

     (b) SECTION 1245/1250 RECAPTURE. If any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 ("Affected Gain"), then such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This subparagraph 3(b) shall not alter the amount of Net Income (or items thereof) allocated among the Partners, but merely the character of such Net Income (or items thereof). For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

     (c) PRECONTRIBUTION GAIN. The Partnership shall use the remedial method of allocation contained in Section 1.704-3(d) of the Regulations to take into account any variation between the adjusted basis and the fair market value of the Initial LP Contributed Property and the Contributed Debt at the time of the contribution ("Precontribution Gain"). By executing this Agreement, each partner hereby agrees to report income, gain, loss and deduction on such Partner's federal income tax return in a manner that is consistent with the use of the remedial method of allocation with respect to the Initial LP Contributed Property and the Contributed Debt. With respect to any Contributed Property other than the Initial LP Contributed Property and the Contributed Debt, the Partnership shall use any permissible method contained in the Regulations promulgated under
Section 704(c) of the Code selected by the General Partner, in its sole discretion, to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as the time of the contribution, provided that such method does not cause 237 Park Avenue Associates (or its successor by merger) or its members any material adverse income tax consequences. Each Partner hereby agrees to report income, gain, loss and deduction on such Partner's federal income tax return in a manner consistent with the method used by the Partnership.

     (d) ALLOCATIONS RESPECTING SECTION 704(c) AND REVALUATIONS. If any assets has a Gross Asset Value which is different from the Partnership's adjusted basis for such asset for federal income tax purposes because the Partnership has revalued such asset pursuant to Regulations Section 1.704-1(b)(2)(iv)(f), the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder, provided, however, that with respect to the Initial LP Contributed Property and the Contributed Debt, income, gain, loss and deduction

                                  A-4




with respect to such property shall be allocated using the "remedial method" described in Regulations Section 1.704-3(b). The intent of this subparagraph 3(d) and subparagraph 3(c) above is that each Partner who contributed to the capital of the Partnership a Contributed Property will bear, through reduced allocations of depreciation, increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain. This subparagraph 3(d) and subparagraph 3(c) are to be interpreted consistently with such intent.

     (e) EXCESS NONRECOURSE LIABILITY SAFE HARBOR. Pursuant to Regulations Section 1.752-3(a)(3), for purposes of determining each Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership (as defined in Regulations Section 1.752-3(a)(3)), the Partners' respective interests in Partnership profits shall be determined in accordance with each Partner's Partnership Interest; PROVIDED, HOWEVER, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of "excess nonrecourse liabilities" of the Partnership which results in such Partner being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income pursuant to Section 704(c) of the Code and the Regulations promulgated thereunder (the "Liability Shortfall"). In the event there is an insufficient amount of nonrecourse liabilities to allocate to each Partner an amount of nonrecourse liabilities equal to the Liability Shortfall, then an amount of nonrecourse liabilities to the extent of, the Liability Shortfall shall be allocated to the Upper Tier Limited Partnership. The intended effect of using the "remedial method" described in Regulation Section 1.704-3(d) shall be that the Upper Tier Limited Partnership shall receive an allocation of Partnership Nonrecourse Liabilities that on the date hereof is not less than $380,000,000.

     (f) REFERENCES TO REGULATIONS. Any reference in this Exhibit A or the Agreement to a provision of proposed and/or temporary Regulations shall, in the event such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Partnership under the effective date rules applicable to such successor provision.

     (g) SUCCESSOR PARTNERS. For purposes of this Exhibit A, a transferee of a Partnership Interest shall be deemed to have been allocated the Net Income, Net Loss and other items of Partnership income, gain, loss, deduction and credit allocable to the transferred Partnership Interest that previously have been allocated to the transferor Partner pursuant to this Agreement.

4.   DISTRIBUTIONS.

     (a) AVAILABLE CASH. Except as set forth in subparagraph (b), Available Cash shall be distributed in the following order of priority:

           (i) 100% to the General Partner until it has received aggregate distributions pursuant to this clause (a)(i) equal to an amount which, when added to all prior distributions to the General Partner made pursuant to clause (b)(i) below, equals 12% per annum

















                                  A-5




cumulative compounded on its Adjusted GP Contribution, commencing with respect to each Capital Contribution, on the date such Capital Contribution was made;

           (ii) 100% to the General Partner until it has received aggregate distributions pursuant to this clause (a)(ii) equal to an amount which, when added to all prior distributions to the General Partner made pursuant to clauses (b)(ii) and b(v) below, equals the Adjusted GP Contribution; and

           (iii) 95% to the General Partner and 5% to the Limited Partner.

     (b) CAPITAL TRANSACTIONS. The net proceeds of Capital Transactions shall be distributed in the following order of priority:

           (i) 100% to the General Partner until it has received aggregate distributions pursuant to this clause (b)(i), which, when added to all prior distributions to the General Partner made pursuant to clause
(a)(i) above, equals the product of (x) .5 and (y) 12% per annum cumulative compounded on its Adjusted GP Contribution, commencing with respect to each Capital Contribution, on the date such Capital Contribution was made;

           (ii) 100% to the General Partner until it has received aggregate distributions pursuant to this clause (b)(ii) equal to an amount which when added to all prior distributions to the General Partner made pursuant to clause (a)(ii), equals the product of (x) .75 and (y) the Adjusted GP Contribution;

           (iii) of the next $500,000, 90% to the Limited Partner and 10% to the General Partner;

           (iv) 100% to the General Partner until it has received aggregate distributions pursuant to this clause (b)(iv) which, when added to all prior distributions to the General Partner made pursuant to clauses
(a)(i) and (b)(i), equals 12% per annum cumulative compounded on its Adjusted GP Contribution, commencing with respect to each Capital
Contribution, on the date such Capital Contribution was made;

           (v) 100% to the General Partner until it has received aggregate distributions pursuant to this clause (b)(v) which, when added to all prior distributions to the General Partner made pursuant to clauses
(a)(ii) and (b)(ii), equals the Adjusted GP Contribution; and

           (vi)  95% to the General Partner and 5% to the Limited Partner.


























                                  A-6




                               EXHIBIT B
                               ---------

           PARTNERS' CONTRIBUTIONS AND PARTNERSHIP INTERESTS




                                  Cash Agreed
Name and Address                   Value of
of Partner                       Contributions           % Interest
----------------                 -------------           ----------

General Partner
---------------

Metropolis Realty Trust, Inc.    $280,000,000                95%
c/o Victor Capital Group, L.P.
885 Third Avenue - 12th Floor
New York, NY  10022
Attn:  John Klopp


Limited Partner
---------------

237/1290 Upper Tier
Associates, L.P.                   $100,000                  5%
c/o Victor Capital Group, L.P.
885 Third Avenue - 12th Floor
New York, NY  10022
Attn:  John Klopp





                               EXHIBIT C
                               ---------


                       INDEMNIFICATION AGREEMENT


     THIS INDEMNIFICATION AGREEMENT dated as of the 10th day of October, 1996 given by PROPERTY PARTNERS, L.P., CARLYLE-XIII ASSOCIATES, L.P., and CARLYLE-XIV ASSOCIATES, L.P., each a Delaware limited partnership having an office at 900 North Michigan Avenue-19th floor, Chicago, Illinois 60611 (hereinafter individually referred to as an "Indemnitor" and collectively as the "Indemnitors") to METROPOLIS REALTY TRUST, INC., a Maryland corporation having an office at c/o Victor Capital Group, L.P., 885 Third Avenue - 12th Floor, New York, New York 10022, Attn: John Klopp (hereinafter referred to as "Indemnitee").


                              WITNESSETH:
                              ----------

     WHEREAS, each Indemnitor is a partner in JMB/NYC Office Building Associates, L.P. ("JMB LP"), an Illinois limited partnership and a member of 237 Park Avenue Associates, LLC and 1290 Associates, LLC (collectively, the "Debtors"), each a New York limited liability company and the obligors under certain notes in the aggregate original principal amount of $970,000,000 issued pursuant to that certain Mortgage Spreader and Consolidation Agreement and Trust Indenture dated as of March 20, 1984 among O&Y Equity Corp., Olympia & York Holdings Corporation, FAME Associates, Olympia & York 2 Broadway Land Company, Olympia & York 2 Broadway Company and Manufacturers Hanover Trust Company as Trustee, as supplemented and amended (the "Indenture"), which encumbers the fee estates of the Debtors in properties known as 237 Park Avenue and 1290 Avenue of the Americas;

     WHEREAS, the Debtors defaulted under the Indenture beyond the expiration of all applicable notice and cure periods;

     WHEREAS, the Debtors, JMB LP and the Indemnitors requested that the Trustee and the holders of the Existing Notes forbear from exercising their rights to pursue an action to foreclose the Indenture in order to provide the Debtors with an opportunity to file a pre-negotiated plan of reorganization (hereinafter referred to as the "Plan") under the Bankruptcy Code, which Plan provides for, among other things: (i) a transfer of the Properties to the Property Owning Partnerships, (ii) the Lower Tier Partnership to own a 99% interest as a limited partner in each of the Property Owning Partnerships, (iii) the Upper Tier Partnership to own a 5% interest as a limited partner in the Lower Tier Partnership, and (iv) JMB LP to own a 99% interest as a limited partner in the Upper Tier Partnership;

     WHEREAS, the Trustee and the holders of the Existing Notes were willing to forbear from exercising their rights to pursue an action to foreclose the Indenture and to proceed with the transactions contemplated by the Plan only if the Indemnitors execute and deliver this Indemnification agreement to the Indemnitee and the Plan and the Agreements of Limited Partnership of the Upper Tier Partnership and the Lower Tier Partnership require that JMB LP cause the Indemnitors to execute and deliver this Indemnity Agreement to the Indemnitee;

     WHEREAS, the Plan was filed with the Bankruptcy Court on April 23, 1996 and became effective pursuant to an order of the Bankruptcy Court entered on September 20, 1996 and, pursuant to the terms thereof;

     WHEREAS, the Indemnitors will materially benefit from the consummation of the transactions provided for in and the Plan and described above;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Trustee and the holders of the Existing Notes to forbear from exercising their rights as hereinbefore stated and such parties and the Indemnitee to proceed with the transactions contemplated by the Plan, the Indemnitors hereby covenant and agree with the Indemnitee as follows:

     1. Capitalized terms used but not defined herein shall have the meanings provided in the Plan.

     2. The Indemnitors absolutely and unconditionally agree to indemnify and to hold Indemnitee harmless from and against any and all losses, claims, liabilities, damages, costs or expenses (including, without limitation, reasonable counsel fees) of any nature whatsoever, contingent or otherwise, foreseen or unforeseen, which Indemnitee may or shall incur as a result of any of JMB LP, its officers, directors, partners (including without limitation any Indemnitor), stockholders, agents or affiliates (collectively, the "Controlled Entities") intentionally interfering with, impeding or preventing (including, without limitation, the filing by JMB LP of a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency statute or any Controlled Entity joining in an involuntary petition against JMB LP under the Bankruptcy Code or such other statute) (x) the exercise by the Indemnitee of the Purchase Right (as defined in Section 12.2A of the Lower Tier Partnership Agreement) or (y) any disposition, mortgage, pledge, encumbrance, hypothecation or exchange of the Properties by the Property Owning Partnerships or the Property Owning Partnership Interests (as defined in Lower Tier Partnership Agreement) by the Lower Tier Partnership or the Merger or other combination of the Property Owning Partnership or the Lower Tier Partnership with or into another entity, in accordance with the terms of the Lower Tier Partnership Agreement, provided that such disposition, mortgage, pledge, encumbrance, hypothecation, exchange, merger or other combination does not constitute an Adverse Transaction as defined in the agreement of limited partnership of the Lower Tier Partnership ("Prohibited Actions"), and provided that any such Prohibited Action is not revoked or rescinded within the time period provided in paragraph 3 below.

     3. In the event that any Indemnitor or Controlled Entity takes any Prohibited Action (including, without limitation, the filing by or against JMB LP of a petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency statute), the Indemnitors (x) acknowledge (and Indemnitee, by its acceptance of this Indemnification Agreement, acknowledges) that the damage to be suffered by Indemnitee shall be difficult or impossible to ascertain and (y) if the Prohibited Action is not revoked or rescinded within sixty (60) days after notice by Indemnitee to Indemnitors so as to permit the consummation of the transaction described in clause (x) or (y) of paragraph 2 above unimpeded by any actions by JMB LP or any of the Controlled Entities, absolutely and unconditionally agree to pay to Indemnitee upon demand the Maximum Indemnitors' Liability Amount (as hereinafter defined) as full liquidated damages for, and in satisfaction of, the undersigned's obligations under this Indemnification Agreement, including but not limited to the Indemnitors' obligations under paragraph 2 hereof. The Indemnitor acknowledges and agrees that (and Indemnitee, by its acceptance of this Indemnification Agreement, acknowledges and agrees that) the payment of the Maximum Indemnitors' Liability Amount is a fair and reasonable remedy for Indemnitee if any of the events set forth in paragraph 2 of this Indemnification Agreement shall occur, as any such event will result in Indemnitee incurring damages which cannot now be determined with any degree of certainty. The foregoing shall not limit the remedies Indemnitee may have against any other party, including without limitation, JMB LP and the right of the Indemnitors to seek injunctive relief with respect to the Prohibited Action or specific performance of the underlying obligation.

     4. The term "Maximum Indemnitors' Liability Amount" as used in this Indemnification Agreement shall mean an amount equal to $25,000,000, provided that the Maximum Indemnitors' Liability Amount shall be reduced on a dollar for dollar basis for each dollar actually received by Indemnitee in respect of the JMB Collateral (as defined in the Lower Tier Partnership Agreement).

     5. The Indemnitors hereby consent that from time to time, before or after the taking of any Prohibited Action by any Indemnitor or Controlled Party, with or without further notice to or assent from the Indemnitors, any security at any time held by or available to Indemnitee with respect to any obligation of JMB LP, or any security at any time held by or available to Indemnitee for any obligation of any other person or party secondarily or otherwise responsible for the compliance by JMB LP of its obligations under the Upper Tier and Lower Tier Partnership Agreements (hereinafter referred to as the "Obligations"), may be exchanged, surrendered or released and any obligation of JMB LP, or of any such other person or party, may be changed, altered, renewed, extended, continued, surrendered, compromised, waived or released in whole or in part, or any default with respect thereto waived, and Indemnitee may release, in whole or in part, the JMB Collateral or any balance of any deposit account or credit on its books in favor of JMB LP, or of any such other person or party, and may generally deal with JMB LP or any such security or other person or party as Indemnitee may see fit; and the Indemnitors shall remain bound under this Indemnification Agreement notwithstanding any such exchange, surrender, release, change, alteration, renewal, extension, continuance, compromise, waiver, inaction or other dealing.

     6. This is an agreement to pay liquidated damages and not an agreement of collection and the Indemnitor further waives any right to require that any action be brought against JMB LP or any other person or party or to require that resort be had to any security or to any balance of any deposit account or credit on the books of Indemnitee in favor of JMB LP or any other person or party.

     7. Each reference herein to Indemnitee shall be deemed to include its successors and assigns, in whose favor the provisions of this Indemnification Agreement shall also inure. This Indemnification Agreement shall be binding upon, and shall inure to the benefit of, Indemnitee and each Indemnitor and the respective heirs, executors, administrators, legal representatives, successors and assigns of Indemnitee and each Indemnitor; provided, however, that the Indemnitors shall in no event or under any circumstance have the right without obtaining the prior written consent of Indemnitee to assign or transfer the Indemnitors' obligations and liabilities under this Indemnification Agreement, in whole or in part, to any other person, party or entity.

     8. The term "Indemnitor" as used herein shall, if this Indemnification Agreement is signed by more than one party, mean the "Indemnitors and each of them" and each undertaking herein contained shall be their joint and several undertaking, provided, however, that in the next succeeding paragraph hereof the term "Indemnitor" shall mean the "Indemnitors or any of them".

     9. No delay on the part of Indemnitee in exercising any right or remedy under this Indemnification Agreement or failure to exercise the same shall operate as a waiver in whole or in part of any such right or remedy. No notice to or demand on the Indemnitor shall be deemed to be a waiver of the obligation of the Indemnitor or of the right of Indemnitee to take further action without notice or demand as provided in this Indemnification Agreement.

     10. This Indemnification Agreement may only be modified, amended, changed or terminated by an agreement in writing signed by Indemnitee and the Indemnitors. No waiver of any term, covenant or provision of this Indemnification Agreement shall be effective unless given in writing by

Indemnitee and if so given by Indemnitee shall only be effective in the specific instance in which given.

     11. The Indemnitors acknowledge that this Indemnification Agreement and the Indemnitors' obligations under this Indemnification Agreement are and shall at all times continue to be absolute and unconditional in all respects. This Indemnification Agreement sets forth the entire agreement and understanding of Indemnitee and the Indemnitors, and, except as otherwise herein set forth, the Indemnitors absolutely, unconditionally and irrevocably waive any and all right to assert any setoff, counterclaim or cross claim of any nature whatsoever with respect to this Indemnification Agreement or the obligations of the Indemnitors under this Indemnification Agreement or the obligations of any other person or party (including, without limitation, JMB LP) relating to this Indemnification Agreement or the obligations of the Indemnitors hereunder in any action or proceeding brought by Indemnitee to enforce the obligations of the Indemnitors under this Indemnification Agreement. Nothing contained in this paragraph 11 shall limit the right of the Indemnitors to assert a defense or maintain a separate action against Indemnitee with respect to any matter irrespective of whether it relates to this Indemnification Agreement or the obligations of the Indemnitors under this Indemnification Agreement. The Indemnitors acknowledge and Indemnitee, by its acceptance hereof, acknowledges that no oral or other agreements, understandings, representations or warranties exist with respect to this Indemnification Agreement or with respect to the obligations of the Indemnitors under this Indemnification Agreement except as specifically set forth in this Indemnification Agreement or otherwise in writing by Indemnitee and the Indemnitors.

     12. THE INDEMNITORS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, AND INDEMNITEE BY ITS ACCEPTANCE OF THIS INDEMNIFICATION AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION,

SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS INDEMNIFICATION AGREEMENT.

     13. If at any time (i) any payment, or portion thereof, made by, or for the account of, the Indemnitors on account of the obligations under this Indemnification Agreement, or (ii) any transaction described in clause
(x) or (y) of paragraph 2 hereof, or (iii) the consummation of the transfer of the interest of JMB LP in the Upper Tier Partnership pursuant to the JMB Put Right under Section 7.7 of the partnership agreement of the Upper Tier Partnership or of the interest of the Upper Tier Partnership in the Lower Tier Partnership pursuant to the Put Right under Section 12.2C of the partnership agreement of the Lower Tier Partnership, is set aside by any court or trustee having jurisdiction as a voidable preference, fraudulent transfer or otherwise as being subject to avoidance or recovery under the provisions of the Bankruptcy Code or under any other applicable Federal or state bankruptcy law or similar law, the Indemnitor hereby agrees that this Indemnification Agreement (x) shall continue and remain in full force and effect, or (y) if previously terminated as a result of the Indemnitors having fulfilled its obligations hereunder in full or as a result of Indemnitee having released the Indemnitors from their obligations and liabilities hereunder, shall without further act or instrument be reinstated and shall thereafter remain in full force and effect, in either case with the same force and effect as though such payment or transaction had not been made, and if applicable, as if such previous termination had not occurred.

     14. The Indemnitor hereby waives all defenses it may have based upon any election of remedies by Indemnitee which destroys or impairs the Indemnitors' subrogation rights or the Indemnitors' right to proceed against JMB LP or any other person for reimbursement. The foregoing waivers include any requirement of law that Indemnitee exhaust any security for the Obligations before proceeding under this Indemnification Agreement.

In
addition to the foregoing, the Indemnitors hereby waive and relinquish the following rights and remedies accorded by applicable law to indemnitors and agree not to assert to take advantage of any such rights or remedies: (a) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons; (b) demand, protest and, except as set forth therein, notice of any kind; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and (d) any duty on the part of Indemnitee to disclose to the Indemnitors any facts Indemnitee may now or hereafter know about JMB LP, regardless of whether Indemnitee has reason to believe that any such facts materially increase the risk beyond that which the Indemnitor intends to assume or has reason to believe that such facts are unknown to Indemnitors or has a reasonable opportunity to communicate such facts to Indemnitors.

     15. Any notice, request or demand given or made under this Indemnification Agreement shall be in writing and shall be hand delivered or sent by Federal Express or other reputable overnight national courier service, and shall be deemed given when received at the following addresses whether hand delivered or set by Federal Express or other reputable overnight national courier services:

                 If to Indemnitee:

                      c/o Victor Capital Group, L.P.
                      885 Third Avenue - 12th Floor
                      New York, New York  10022

                      Attention:  John Klopp

                 With a copy to:

                      Battle Fowler LLP
                      75 East 55th Street
                      New York, New York  10022

                      Attention:  Kenneth Friedman

                 If to Indemnitee:

                      900 North Michigan Avenue - 19th Floor
                      Chicago, Illinois  60611

                      Attention:  Stuart C. Nathan
                                  Gary Nickele

                 With a copy to:

                      Pircher, Nichols & Meeks
                      1999 Avenue of the Americas
                      Los Angeles, California  90067

                      Attention:  Leo Pircher

Each party to this Indemnification Agreement may designate a change of address by notice given to the other party fifteen (15) days prior to the date such change of address is to become effective.

     16. This Indemnification Agreement is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of New York and shall be in all respects governed, construed, applied and enforced in accordance with the laws of the State of New York. No defense given or allowed by the laws of any other state or country shall be interposed in any action or proceeding hereon unless such defense is also given or allowed by the laws of the State of New York.

     17. The Indemnitor agrees to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Indemnification Agreement and, in furtherance of such agreement, the Indemnitor hereby agrees and consents that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the Indemnitor in any such action or proceeding may be obtained within or without the jurisdiction of any federal court located in New York (and any such court shall have jurisdiction over the subject matter hereof) and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the Indemnitor, by registered or certified mail to or by personal service at the last known address of the Indemnitor, whether such address be within or without the jurisdiction of any such court. In addition to and in furtherance of the foregoing, the Indemnitor hereby consents to venue being held in either of the Southern District of New York.

     18. This Indemnification Agreement may be executed in one or more counterparts by some or all of the parties hereto, each of which counterparts shall be an original and all of which together shall constitute a single indemnification agreement. The failure of any party listed below to execute this Indemnification Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

     19. Except as set forth in paragraph 13 of this Indemnification Agreement, the obligations and liabilities of the Indemnitors under this Indemnification Agreement shall terminate on the earlier to occur of (i) the date upon which the transactions described in clause (x) of paragraph 2 hereof have been consummated, (ii) the date upon which the Properties have been sold or transferred by the Property Owning Partnerships or the Property Owning Partnership Interests have been sold or transferred by the Lower Tier Partnership in accordance with the provisions of the Lower Tier Partnership Agreement, or (iii) the date upon which the interest of JMB LP in the Upper Tier Partnership or of the Upper Tier Partnership in the Lower Tier Partnership has been transferred pursuant to the JMB Put Right under
Section 7.7 of the partnership agreement of the Upper Tier Partnership or the Put Right under Section 12.2C of the partnership agreement of the Lower Tier Partnership.

     20. If any term, covenant, condition or provision of this Indemnification Agreement or the application thereof to any circumstance or to the Indemnitors shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Indemnification Agreement shall not be affected thereby and shall remain valid and enforceable to the fullest extent permitted by law.

     21. Notwithstanding any provision in this Indemnification Agreement, no present or future partner, officer, director or shareholder of the Indemnitors shall have any personal liability under this Indemnification Agreement, provided, however, that the foregoing shall not limit or impair any rights of Indemnitee (i) to enforce this Indemnification Agreement against the Indemnitors and any assets of the Indemnitors, (ii) to seek and enforce other equitable relief against the Indemnitors or against any such partner, officer, director or shareholder, or (iii) to initiate proceedings at law or in equity for the purpose of determining any rights of the Indemnitee hereunder, so long as, in each such case, the same cannot result in personal liability of any present or future partner, officer, director or shareholder of Indemnitors.

     IN WITNESS WHEREOF, the Indemnitors have duly executed this Indemnification Agreement the day and year first above set forth


                            PROPERTY PARTNERS, L.P.

                            By:   CARLYLE INVESTORS, INC.
                                  as its general partner


                            By:   /s/ STUART C. NATHAN
                                  ------------------------------
                                  Name:  Stuart C. Nathan
                                  Title: President



                            CARLYLE-XIII ASSOCIATES, L.P.

                            By:   CARLYLE INVESTORS, INC.
                                  as its general partner


                            By:   /s/ STUART C. NATHAN
                                  ------------------------------
                                  Name:  Stuart C. Nathan
                                  Title: President

                            CARLYLE-XIV ASSOCIATES, L.P.

                            By:   CARLYLE INVESTORS, INC.
                                  as its general partner


                            By:   /s/ STUART C. NATHAN
                                  ------------------------------
                                  Name:  Stuart C. Nathan
                                  Title: President